Exhibit 99.1

Contact:

Chris Tofalli

Broadgate Consultants

212-232-2222

For Immediate Release

VWR INTERNATIONAL APPOINTS NEW CHIEF EXECUTIVE OFFICER

John M Ballbach, Former Valspar COO, to Assume Leadership Post In November

WEST CHESTER, PA — October 18, 2005 - VWR International, Inc., a Clayton, Dubilier & Rice, Inc. (CD&R) portfolio company and a leading global provider of scientific supplies, today named John M. Ballbach Chief Executive Officer.  He replaces James W. Rogers, a CD&R operating partner, who will continue to serve as Chairman of the Board.  Mr. Ballbach’s appointment is effective November 7.

Mr. Ballbach most recently served as President and Chief Operating Officer of The Valspar Corporation [NYSE: VAL], a $2.2 billion global paint, coatings, composites and specialty chemical company operating in more than 30 countries with 7,000 employees and 60 plants.

“John is a proven leader with a unique blend of operating, international and public company experience, which are well suited to VWR’s strategic priorities,” said Mr. Rogers.  “All of us look forward to working with John to further accelerate and enhance VWR’s future growth prospects and competiveness globally.”

Mr. Ballbach joined Valspar in 1990 as General Manager, Flexible Packaging Coatings and Adhesives and was promoted to Vice President, Sales and Marketing, Packaging Coatings in 1992. In 1996, he was appointed President of ValsparCoates in Oxford, England, where he led the Europe, Middle East and South African businesses.

He was named Group Vice President of Packaging in 1999 and Senior Vice President, EPS, Color Corporation and Operations in 2000.

He holds a BA from Georgetown College and an MBA from Harvard Business School.  Mr. Ballbach serves as Vice Chairman of the Board at the non-profit Urban Ventures Leadership Foundation.

About VWR International, Inc.

VWR International is a leader in the global research laboratory industry with worldwide sales of US $3.0 billion. VWR’s business is highly diversified across a spectrum of products and services, customer groups and geography. The company offers more than 750,000 products and services, from more than 5,000 manufacturers, to over 250,000 customers throughout North America and Europe. VWR’s primary customers work in the pharmaceutical, life science, chemical, technology, food processing and consumer product industries. Other important customers include universities and research institutes; governmental agencies; environmental testing organizations; and primary and secondary schools. VWR International affiliates operate in 18 countries and employ approximately 6,000 people. The company’s mission is to deliver excellence in the distribution of scientific supplies. The VWR International Group is headquartered in West Chester, Pennsylvania. A fund managed by Clayton, Dubilier & Rice is VWR’s controlling shareholder.

For more information on VWR International, phone 1-800-932-5000, visit www.vwr.com, or write VWR International, Inc., 1310 Goshen Parkway, P.O. Box 2656, West Chester, PA 19380-0906.

VWR International and design are trademarks of VWR International, Inc.